Exhibit (4)(a)


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

        FIRST AMENDMENT, DATED APRIL 21, 1996, TO RIGHTS AGREEMENT, dated as of October 19, 1989, between NYNEX Corporation, a Delaware corporation (the "Company"), and First National Bank of Boston, a Delaware corporation, as successor right agent (the "Rights Agent").

                              W I T N E S S E T H:

        WHEREAS, the Board of Directors of the Company has entered into an Agreement and Plan of Merger among Seaboard Merger Company, the Company and Bell Atlantic Corporation (the "Merger Agreement"); and

        WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby, and recommended to the stockholders of the Company the approval and adoption of the Merger Agreement and the merger contemplated thereby; and

        WHEREAS, the Board of Directors of the Company has determined that in connection with the Merger Agreement and the transactions contemplated thereby, it is desirable to amend the Rights Agreement, between the Company and the Rights Agent, dated October 19, 1989, as amended, (the "Rights Agreement") as set forth herein; and

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set below.

        NOW, THEREFORE, the Rights Agreement is amended as follows:

        1.   Amendment.

        Immediately prior to Section 4 of the Rights Agreement the following section shall be inserted:

               "Section 3.1 Exempt Transaction. Notwithstanding any provision of this Rights Agreement to the contrary, (i) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, none of Seaboard Merger Company, Bell Atlantic Corporation or any of their Subsidiaries (collectively, the "Acquisition Group") shall be deemed to have become an Acquiring Person and (ii) no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any rights or benefits pursuant to Section 7(a), 11(a), 13(a) (including but not limited to those rights set forth in Section 13(a)(ii)), or any other provision of this Rights Agreement, solely by reason of (x) the approval, execution and delivery of the Merger Agreement by the parties thereto, (y) the approval of the Merger Agreement by the stockholders of the parties thereto, or (z) the consummation of the transactions contemplated by the Merger Agreement; provided that in the event that one or more members of the Acquisition Group (excluding Seaboard Merger Company for this purpose) collectively become the Beneficial Owner of 10% or more of the Common Stock then outstanding in any manner other than as set forth in the Merger Agreement the provisions of this sentence (other than this proviso) shall not be applicable."

        2. Effectiveness. This Amendment shall be deemed effective as of the date first set forth above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, convenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        EXECUTED as of the date first set forth above.

                                                   NYNEX CORPORATION


                                                   /s/ Ivan Seidenberg
                                                   Ivan Seidenberg
                                                   Chairman and Chief Executive
                                                    Officer


                                                   FIRST NATIONAL BANK OF BOSTON


                                                   /s/ Virginia L. Knowlton
                                                   Virginia L. Knowlton
                                                   Authorized Signer